Proxy Call Script

“Hello, this is                                    calling from Ariel Capital Management.  We recently sent materials to you related to a proxy vote and wanted to follow-up:”

“Have you received the materials?”

If NO — “We sent the materials to the address of record on the account which is [refer to spreadsheet for account registration]”

“Would you like me to send another copy of the proxy to your attention?”

If yes, please provide the correct name and mailing address to Shareholder Services and we will resend proxy materials.

If YES

•                  “Did you have any questions regarding the proxy that I can help to answer?”

•                  “If you are ready to place your vote, we would be delighted to take your vote over the phone. I will be conferencing in our proxy solicitor, D.F. King, to help take your vote.  Conference in D.F. King by calling 800-628-8528.”

•                  “Otherwise, we encourage you to submit your vote at your earliest convenience using the proxy card and pre-paid envelope that was included in your materials.  Alternately, you can submit your vote online at www.proxyweb.com or via touch-tone telephone at 888-221-0697.”

“As always, thank you for investing in Ariel Mutual Funds – we appreciate your continued confidence.”

FAQs

What is this proxy about?

The Funds have two proposals up for vote. Shareholders of the Funds are being asked to take action on the following items:

1.               Election/re-election of all Trustees of the Board of Trustees; and

2.               Shareholders of Ariel Fund and Ariel Appreciation Fund are being asked to approve proposals that are intended to help Ariel Fund and Ariel Appreciation Fund increase their investment flexibility, and modernize their investment restrictions.

The Board of Trustees unanimously recommends approving the proposals.

Does this mean Ariel has changed its investment philosophy?

No. Our long-term patient investment philosophy remains the same. These changes are intended to make the investment restrictions consistent among all our Funds.

Note:  Our social screens remain the same as well.

What do you mean by increasing the investment flexibility of Ariel Fund and Ariel Appreciation Fund?

Ariel Fund’s and Ariel Appreciation Fund’s fundamental investment restrictions were initially drafted in 1986. In some cases, these restrictions reflect government regulations that no longer exist. In other cases, the limitations are more stringent than current government regulations require. The Board of Trustees believes the proposed changes in investment restrictions will benefit shareholders by allowing the portfolio manager of the two Funds to adapt more quickly to future changes in investment opportunities. The proposed changes in investment restrictions that the two Funds wish to adopt are consistent with the investment restrictions of Ariel Focus Fund, a mutual fund established in 2005. The Board of Trustees desires to have comparable fundamental investment restrictions in place for all of the Ariel Mutual Funds, thereby reducing confusion regarding the applicability of investment restrictions to the various Funds in the Trust.

What action(s) are being requested of me?

Please carefully review the proxy materials and submit your vote by phone, internet, or via regular mail using the pre-paid envelope provided. No matter how many shares you own, your vote is important. Voting by internet or telephone is faster and makes it easier for the Funds to process your vote.

Why did I receive more than one Proxy card?

You should have received a proxy card for each Ariel Mutual Fund you own (note: cards were householded by SSN). You will see that each card has a unique number found in the upper left hand corner of the proxy card.

Please register your vote for each card you receive. You can vote by phone, internet or via mail. If you have questions, please call 1-800-292-7435 option 4 and ask to speak with an Investment Specialist.

What if I misplaced my proxy card or it is lost?

We will be happy to send you a new one.

•                  Request the following:

a.               Account name

b.              Mailing address

c.               Send order to Shareholder Services Team for processing

When is the shareholder meeting going to take place?

A special shareholder meeting for Ariel Mutual Funds shareholders will take place January 13, 2006 at Ariel Capital Management, 200 East Randolph Drive, Suite 2900, Chicago, IL 60601 at 9:00 am CT.

Proxy -

It may be helpful to correlate the restrictions described in Proposal 2 with the Restrictions listed in Appendices E and F on pages 38-39.  In some cases, the restriction was eliminated altogether and does not appear in either Appendix.

		Fundamental Restrictions Appendix E	Non Fundamental Restrictions Appendix F	No longer a restriction
2A	Diversification	3
2B	Industry Concentration (25%)	4
2C	Purchase more than 10% Voting Securities of an Issuer	3
2D	Making Loans	7
2E	Underwriting	6
2F	Purchase of Illiquid Securities		4
2G	Transactions with Trustees and Officers		6
2H	Senior Securities & Borrowing	5	2, 3
2I	Short Selling, Margin Purchases, Investing in Warrants & Commodities	1	1
2J	Puts, Calls, Straddles and Spreads			☒
2K	Investing in Companies w/Affiliated Persons			☒
2L	Investing to Exercise Control		5
2M	Investing in Real Estate	2
2N	Investing in Oil, Gas, Mineral Exploration			☒
2O	Investing in Other Investment Companies			☒
2P	Investing in Companies w/Less than 3 yrs Continuous Operations			☒
2Q	Arbitrage			☒

H. Carl McCall Talking Points

For any shareholders who ask about H. Carl McCall’s role at the New York Stock Exchange, the following two points should be noted:

1.               The Dick Grasso contracts were signed from 1995 to 2001.  Carl did not join the Board until 2001.

2.               Carl did not join the stock exchange Compensation Committee until 2003.

Given Carl’s many years of experience as an institutional investor and his experience on other corporate boards, the Board of Trustees unanimously recommends his election as a Trustee.